CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      As the independent registered public accounting firm, we consent to the use of our report, dated February 19, 2009, on the annual financial statements and financial highlights of Matthew 25 Fund, Inc., (the "Fund") and to all references to our firm included in or made a part of this Post Effective Amendment No. 18 under the Securities Act of 1933 and Post Effective Amendment No. 19 under the Investment Company Act of 1940 to Matthew 25 Fund, Inc.'s Registration Statement on Form N-1A (File Nos. 033-65411 and 811-07471) included in the Prospectus and the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Fund.


Sanville & Company
Abington, Pennsylvania
April 28, 2009